EXHIBIT 23.1



            CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-8 registering 646,575 shares of Coffee People, Inc. common stock of our reports dated March 29, 1996 (except with respect to the matters discussed in Note 14, as to which the date is July 26, 1996) included in Coffee People, Inc.'s registration statement on Form SB-2, as declared effective on September 25, 1996 (Registration Statement No. 333-5376-LA) and to all references to our firm included in this registration statement.

                    /s/ Arthur Andersen LLP



Portland, Oregon
October 18, 1996